Exhibit 99.1
Limoneira Company Announces Second Quarter Fiscal Year 2025 Financial Results

Company Announces Plan to Merge Citrus Sales and Marketing into Sunkist Growers; Expected to Generate $5 Million in Annual Selling and Marketing Cost Savings and EBITDA Improvement Beginning Fiscal Year 2026

Operating Loss Improved 28% in Second Quarter of Fiscal Year 2025 Compared to Prior Year

Avocado Business Continued to Deliver Strong Pricing Performance in Second Quarter of Fiscal Year 2025

Company Reiterates Avocado Volume Guidance for Fiscal Year 2025

SANTA PAULA, Calif.-- (BUSINESS WIRE) – June 9, 2025 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the second quarter ended April 30, 2025.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “The oversupplied lemon market created pricing pressure in our second quarter, yet we delivered strong results across our other business lines. Our avocado operations benefited from robust pricing that continued throughout the quarter, and we expect strong results in the third quarter when the majority of our harvest occurs. Our real estate development project, Harvest at Limoneira, maintained strong home sales velocity, which could potentially accelerate the timing of Phase 3, and we remain on track to close two additional water monetization transactions this fiscal year.”

Mr. Edwards continued, “Today we are announcing our decision to merge our citrus sales and marketing into Sunkist Growers as one of their largest lemon growers. This enables us to reunite with a partner with whom we share deep historical ties and common founding values as an exclusive Sunkist private licensed packer. We expect this to quickly improve the efficiency of our supply chain, significantly reduce costs and provide us access to many of the best food service and retail customers in the country.”

“We expect this partnership will begin in the first quarter of fiscal year 2026 when our sales and marketing personnel and related administrative support will transfer to Sunkist. We anticipate that this will enable us to achieve $5 million in annual selling and marketing cost savings beginning fiscal year 2026 while enhancing our market position and operational resilience. Looking ahead, we plan to execute across multiple value creation avenues – from expanding our avocado production, enhancing our citrus “go-to-market” plan, advancing our real estate development and monetizing our land and water assets. This approach leverages our unique asset base as we strive to build sustainable, long-term stockholder value.”

Fiscal Year 2025 Second Quarter Results

For the second quarter of fiscal year 2025, total net revenue was $35.1 million, compared to total net revenue of $44.6 million in the second quarter of the previous fiscal year. Agribusiness revenue was $33.6 million, compared to $43.3 million in the second quarter of last fiscal year. Other operations revenue was $1.5 million, compared to $1.3 million in the second quarter of last fiscal year.

Agribusiness revenue in the second quarter of fiscal year 2025 includes $19.7 million in fresh packed lemon sales, compared to $25.8 million of fresh packed lemon sales during the same period of fiscal year 2024. Approximately 1,357,000 cartons of U.S. packed fresh lemons were sold in aggregate during the second quarter of fiscal year 2025 at a $14.52 average price per carton, compared to approximately 1,446,000 cartons sold at a $17.85 average price per carton during the second quarter of fiscal year 2024. Brokered lemons and other lemon sales were $2.4 million and $3.8 million in the second quarter of fiscal years 2025 and 2024, respectively.

The Company recognized $2.8 million of avocado revenue in the second quarter of fiscal year 2025, compared to $2.3 million of avocado revenue in the second quarter of last fiscal year. Approximately 1,232,000 pounds of avocados were sold in aggregate during the second quarter of fiscal year 2025 at a $2.26 average price per pound, compared to approximately 1,595,000 pounds sold at a $1.47 average price per pound during the second quarter of fiscal year 2024.

The Company recognized $1.6 million of orange revenue in the second quarter of fiscal year 2025, compared to $1.2 million in the same period of fiscal year 2024. Approximately 92,000 cartons of oranges were sold during the second quarter of fiscal year 2025 at a $17.07 average price per carton, compared to approximately 66,000 cartons sold at a $17.58 average price per carton during the second quarter of fiscal year 2024.

Specialty citrus and wine grape revenue was $671,000 for the second quarter of fiscal year 2025, compared to $839,000 in the same period of fiscal year 2024. During the second quarter of fiscal years 2025 and 2024, approximately 22,000 and 29,000 40-pound carton equivalents were sold at average per carton prices of $30.77 and $29.24, respectively.

Farm management revenues were $0.3 million in the second quarter of fiscal year 2025, compared to $2.0 million in the same period of fiscal year 2024. The decrease in farm management revenues in the second quarter of fiscal year 2025 was due to termination of the farm management agreement with PGIM Real Estate Finance, LLC effective March 31, 2025.

Total costs and expenses in the second quarter of fiscal year 2025 were $38.5 million, compared to $49.3 million in the second quarter of last fiscal year.

Operating loss for the second quarter of fiscal year 2025 was $3.3 million, compared to operating loss of $4.7 million in the second quarter of the previous fiscal year.

Total other income was $0.3 million in the second quarter of fiscal year 2025, compared to $16.5 million in the same period of fiscal year 2024, primarily due to equity in earnings of investments recognized on the April 2024 sale of 554 residential homesites at Harvest at Limoneira.

Net loss applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2025 was $3.5 million, compared to net income applicable to common stock of $6.4 million in the second quarter of fiscal year 2024. Net loss per diluted share for the second quarter of fiscal year 2025 was $0.20, compared to net income per diluted share of $0.35 for the same period of fiscal year 2024.

Adjusted net loss for diluted EPS in the second quarter of fiscal year 2025 was $3.1 million or $0.17 per diluted share, compared to the second quarter of fiscal year 2024 adjusted net income for diluted EPS of $8.1 million or $0.44 per diluted share. A reconciliation of net income or loss attributable to Limoneira Company to adjusted net income or loss for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was a loss of $167,000 in the second quarter of fiscal year 2025, compared to a gain of $16.6 million in the same period of fiscal year 2024. A reconciliation of net income or loss attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Fiscal Year 2025 First Six Months Results

For the six months ended April 30, 2025, total net revenue was $69.4 million, compared to $84.3 million for the same period in fiscal year 2024. The decrease was primarily due to decreased lemon revenues, partially offset by increased avocados and oranges agribusiness revenues. Operating loss for the first six months of fiscal year 2025 was $8.7 million, compared to operating loss of $12.4 million in the same period last fiscal year. Net loss applicable to common stock, after preferred dividends, was $6.7 million for the first six months of fiscal year 2025, compared to net income of $2.7 million in the same period last fiscal year. Net loss per diluted share for the first six months of fiscal year 2025 was $0.38, compared to net income per diluted share of $0.15 in the same period of fiscal year 2024.

For the first six months of fiscal year 2025, adjusted net loss for diluted EPS was $5.6 million compared to adjusted net income for diluted EPS of $4.8 million for the same period in fiscal year 2024. In the first six months of fiscal year 2025, adjusted net loss per diluted share was $0.32 compared to adjusted net income per diluted share of $0.27 for the same period in fiscal year 2024, based on approximately 17.8 million and 17.7 million, respectively, adjusted weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

For the first half of fiscal year 2025, net cash used in operating activities was $4.0 million, compared to net cash used in operating activities of $13.3 million in the same period of the prior fiscal year. Net cash used in investing activities was $6.5 million, compared to net cash used in investing activities of $2.9 million in the same period last fiscal year. For the first half of fiscal year 2025, net cash provided by financing activities was $9.6 million, compared to net cash provided by financing activities of $14.0 million in the prior fiscal year.

Long-term debt as of April 30, 2025, was $54.9 million, compared to $40.0 million at the end of fiscal year 2024. Debt levels as of April 30, 2025, less $2.1 million of cash on hand, resulted in a net debt position of $52.9 million at quarter end. In April 2025, the Company received $10.0 million of its share of a $20.0 million cash distribution from its 50%/50% real estate development joint venture, Harvest at Limoneira, with The Lewis Group of Companies (“Lewis”). The distribution came from the joint venture’s available unaudited cash and cash equivalents, which as of April 30, 2025, totaled $37.3 million.

Real Estate Development and Water Transactions

In October 2023, the Company’s real estate joint venture completed the sell-out of Phase 1 of the development. In April 2024, the joint venture closed on lot sales representing 554 residential units, thus completing the sell-out of Phase 2 of the development. Total lot sales of 1,261 residential units closed since the project’s inception. In May 2024, the Company announced that the Santa Paula City Council approved the proposal brought by the joint venture to increase the total number of residential units for the project from 1,500 to 2,050 units. The 550-unit increase will provide 250 additional single family for-sale homesites within Phase 3 of Harvest at Limoneira. A separate joint venture with Lewis plans to construct 300 multi-family rental homes on a mixed-use portion of the project.

In January 2025, the Company sold water pumping rights in the Santa Paula Basin for $30,000 per-acre foot in three separate transactions. The total selling price was $1.7 million, and the Company recorded a gain on sales of water rights of $1.5 million.

Guidance

The Company now expects fresh lemon volumes to be in the range of 4.5 million to 5.0 million cartons for fiscal year 2025. The Company continues to expect avocado volumes to be in the range of 7.0 million to 8.0 million pounds for fiscal year 2025.

The Company expects to receive total proceeds of approximately $180 million from Harvest, LLCB II, LLC and East Area II spread out over seven fiscal years, with approximately $10 million received in April 2025 and $15 million received in fiscal year 2024.

Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024 Actual	2025 Actual	2026	2027	2028	2029	2030
Projected Distributions	$15	$10	$16	$34	$41	$22	$42

The Company has 700 acres of non-bearing avocados estimated to become full bearing over the next four to five years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to continue expanding its plantings of avocados over three years. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Looking ahead, we continue to see a strong EBITDA outlook that is underpinned by plans to expand avocado production by an additional 500 acres through fiscal year 2027 to capitalize on expected robust consumer demand trends. During this transition, the Company expects fiscal year 2025 avocado volume to be lower compared to fiscal year 2024 due to the alternate bearing nature of avocado trees. These operational results do not take into account anticipated additional gains from asset monetization.

Conference Call Information

The Company will host a conference call to discuss its financial results on June 9, 2025, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through June 23, 2025, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13753683.

About Limoneira Company

Limoneira Company, a 132-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 10,500 acres of rich agricultural lands, real estate properties and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “could,” “expect,” “may,” “anticipate,” “outlook,” “plans,” “intend,” “should,” “will,” “likely,” “strive,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the merger of the Company's citrus sales and marketing into Sunkist Growers and managing the risks involved in the foregoing; the ability of the merger to improve efficiency and reduce cost; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates and the impact of inflation; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreement; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	April 30, 2025	October 31, 2024
Assets
Current assets:
Cash	$2,083	$2,996
Accounts receivable, net	15,751	14,734
Cultural costs	3,036	1,877
Prepaid expenses and other current assets	4,931	3,849
Receivables/other from related parties	4,033	2,390
Total current assets	29,834	25,846
Property, plant and equipment, net	165,071	162,046
Real estate development	10,270	10,201
Equity in investments	74,073	81,546
Goodwill	1,505	1,504
Intangible assets, net	4,716	5,221
Other assets	11,158	12,451
Total assets	$296,627	$298,815

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,121	$7,260
Growers and suppliers payable	6,315	8,960
Accrued liabilities	7,947	12,483
Payables to related parties	5,072	5,542
Current portion of long-term debt	72	559
Total current liabilities	28,527	34,804
Long-term liabilities:
Long-term debt, less current portion	54,929	40,031
Deferred income taxes	17,964	20,084
Other long-term liabilities	1,746	1,395
Total liabilities	103,166	96,314
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at April 30, 2025 and October 31, 2024) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2025 and October 31, 2024) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2025 and October 31, 2024)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,320,006 and 18,284,148 shares issued and 18,069,029 and 18,033,171 shares outstanding at April 30, 2025 and October 31, 2024, respectively)	181	180
Additional paid-in capital	170,399	170,243
Retained earnings	11,434	20,826
Accumulated other comprehensive loss	(6,379)	(6,614)
Treasury stock, at cost, 250,977 shares at April 30, 2025 and October 31, 2024	(3,493)	(3,493)
Noncontrolling interest	10,509	10,549
Total stockholders' equity	182,651	191,691
Total liabilities, convertible preferred stock and stockholders’ equity	$296,627	$298,815

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2025	2024	2025	2024
Net revenues:
Agribusiness	$33,582	$43,257	$66,434	$81,596
Other operations	1,537	1,349	2,990	2,741
Total net revenues	35,119	44,606	69,424	84,337
Costs and expenses:
Agribusiness	31,704	40,436	65,203	79,550
Other operations	1,009	1,429	2,180	2,611
Gain on sales of water rights	—	—	(1,488)	—
Loss (gain) on disposal of assets, net	18	48	12	(117)
Selling, general and administrative	5,733	7,368	12,208	14,713
Total costs and expenses	38,464	49,281	78,115	96,757
Operating loss	(3,345)	(4,675)	(8,691)	(12,420)
Other income (expense)
Interest income	13	14	28	36
Interest expense, net of patronage dividends	(228)	(351)	(488)	(558)
Equity in earnings of investments, net	491	16,592	593	16,633
Other income, net	5	197	16	219
Total other income	281	16,452	149	16,330
(Loss) income before income tax (provision) benefit	(3,064)	11,777	(8,542)	3,910
Income tax (provision) benefit	(301)	(5,222)	2,106	(1,032)
Net (loss) income	(3,365)	6,555	(6,436)	2,878
Net loss attributable to noncontrolling interest	4	12	1	104
Net (loss) income attributable to Limoneira Company	(3,361)	6,567	(6,435)	2,982
Preferred dividends	(126)	(126)	(251)	(251)
Net (loss) income applicable to common stock	$(3,487)	$6,441	$(6,686)	$2,731

Basic net (loss) income per common share	$(0.20)	$0.36	$(0.38)	$0.15

Diluted net (loss) income per common share	$(0.20)	$0.35	$(0.38)	$0.15

Weighted-average common shares outstanding-basic	17,825	17,707	17,808	17,677
Weighted-average common shares outstanding-diluted	17,825	18,362	17,808	17,677

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, loss (gain) on disposal of assets, net and severance benefits are important measures to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2025	2024	2025	2024
Net (loss) income attributable to Limoneira Company	$(3,361)	$6,567	$(6,435)	$2,982
Interest income	(13)	(14)	(28)	(36)
Interest expense, net of patronage dividends	228	351	488	558
Income tax provision (benefit)	301	5,222	(2,106)	1,032
Depreciation and amortization	2,109	2,100	4,125	4,158
EBITDA	(736)	14,226	(3,956)	8,694
Stock-based compensation	551	1,071	1,483	1,935
Loss (gain) on disposal of assets, net	18	48	12	(117)
Severance benefits	—	1,215	—	1,215
Adjusted EBITDA	$(167)	$16,560	$(2,461)	$11,727

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net (loss) income for diluted EPS (in thousands, except per share data):

	Three Months Ended April 30,		Six Months Ended April 30,
	2025	2024	2025	2024
Net (loss) income attributable to Limoneira Company	$(3,361)	$6,567	$(6,435)	$2,982
Effect of preferred stock and unvested, restricted stock	(142)	(127)	(287)	(335)
Stock-based compensation	551	1,071	1,483	1,935
Loss (gain) on disposal of assets, net	18	48	12	(117)
Severance benefits	—	1,215	—	1,215
Tax effect of adjustments at federal and state rates	(156)	(640)	(411)	(832)
Adjusted net (loss) income for diluted EPS	$(3,090)	$8,134	$(5,638)	$4,848

Diluted net (loss) income per common share	$(0.20)	$0.35	$(0.38)	$0.15
Adjusted diluted net (loss) income per common share	$(0.17)	$0.44	$(0.32)	$0.27

Weighted-average common shares outstanding - diluted	17,825	18,362	17,808	17,677
Adjusted weighted-average common shares outstanding - diluted	17,825	18,362	17,808	17,677

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended April 30, 2025
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$22,652	$4,652	$—	$2,780	$3,498	$33,582
Intersegment revenues	—	9,196	(9,196)	—	—	—
Total net revenues	22,652	13,848	(9,196)	2,780	3,498	33,582
Costs and expenses	22,279	12,126	(9,196)	1,623	3,006	29,838
Depreciation and amortization	—	—	—	—	—	1,866
Operating income	$373	$1,722	$—	$1,157	$492	$1,878

	Agribusiness Segment Information for the Three Months Ended April 30, 2024
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$30,841	$4,964	$—	$2,348	$5,104	$43,257
Intersegment revenues	—	10,914	(10,914)	—	—	—
Total net revenues	30,841	15,878	(10,914)	2,348	5,104	43,257
Costs and expenses	28,869	13,588	(10,914)	1,425	5,680	38,648
Depreciation and amortization	—	—	—	—	—	1,788
Operating income (loss)	$1,972	$2,290	$—	$923	$(576)	$2,821

Lemons	Q2 2025	Q2 2024	Lemon Packing	Q2 2025	Q2 2024
United States:			Cartons packed and sold	1,357	1,446
Acres harvested	1,600	1,900	Revenue	$13,848	$15,878
Limoneira cartons sold	108	347	Direct costs	$12,126	$13,588
Third-party grower cartons sold	1,249	1,099	Operating income	$1,722	$2,290
Average price per carton	$14.52	$17.85
			Avocados	Q2 2025	Q2 2024
Chile:			Pounds sold	1,232	1,595
Lemon revenue	$1,677	$1,907	Average price per pound	$2.26	$1.47
40-pound carton equivalents	220	189
			Other Agribusiness	Q2 2025	Q2 2024
Other:			Orange cartons sold	92	66
Lemon packing	$4,652	$4,964	Average price per carton	$17.07	$17.58
Lemon by-product sales	$573	$1,209	Specialty citrus cartons sold	22	29
Brokered lemons and other lemon sales	$704	$1,901	Average price per carton	$30.77	$29.24
			Farm management	$339	$2,046
Agribusiness costs and expenses	Q2 2025	Q2 2024	Other	$914	$1,059
Packing costs	$12,126	$13,588
Harvest costs	1,357	2,878
Growing costs	3,366	5,462
Third-party grower and supplier costs	12,438	15,939
Other costs	551	781
Depreciation and amortization	1,866	1,788
Agribusiness costs and expenses	$31,704	$40,436